SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2007 (August 9, 2007)

UNITED HERITAGE CORPORATION
(Exact name of registrant as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01 Other Events

On July 19, 2007 we received a letter from The Nasdaq Stock Market which indicated that we do not comply with Marketplace Rule 4310(c)(3) which requires us to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

On July 31, 2007, we entered into an agreement with Lothian Oil Inc. whereby Lothian forgave $1,800,000 that it asserted we owed to it. We believe that the forgiveness of the debt to Lothian will result in an increase to stockholders’ equity in excess of $2,500,000. If it does not, we have a commitment from Mr. Walter G. Mize, our largest stockholder, to provide enough capital to us to meet the minimum stockholders’ equity requirement. Aside from cash, Mr. Mize has agreed, if necessary, to forfeit a put option having a value of approximately $832,500 in order to increase our stockholders’ equity to meet the requirement of Marketplace Rule 4310(c)(3).

Based upon the foregoing, as of the date of this report, we believe that we have regained compliance with the stockholders’ equity requirement imposed by Marketplace Rule 4310(c)(3). Nasdaq will continue to monitor our ongoing compliance with the stockholders’ equity requirement and, if at the time of our next periodic report we do not evidence compliance, we may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED HERITAGE CORPORATION

Dated: August 13, 2007	By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer